Exhibit 10.9

*** CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND

FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE

COMMISSION PURSUANT TO RULE 24B-2 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

SUBCONTRACT AGREEMENT
BY AND BETWEEN
MEMBERHEALTH, INC.
and
COMMUNITY CARE RX, L.L.C.
as of
October 21, 2005

This SUBCONTRACT AGREEMENT (this “Agreement”), dated as of October 21, 2005 (the “Effective Date”), is made and entered into by and between MEMBERHEALTH, Inc. (“MHRX”), an Ohio corporation, and Community Care Rx, L.L.C. (“CCRX”), a wholly owned subsidiary of the National Community Pharmacists Association (“NCPA”),

WHEREAS, the Medicare Prescription Drug Benefit program was established by Section 101 of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “MMA”) and created a new Part D, known as the Voluntary Prescription Drug Benefit Program (hereinafter referred to as “Part D”) which Part D implementing regulations are found at 42 C.F.R Part 423 (the “Part D Regulations”);

WHEREAS, MHRX has submitted an application to the Centers for Medicare and Medicaid Services (“CMS”) under Part D to become a Prescription Drug Plan (“PDP”) or (“Part D Plan(s)”) sponsor in each of the thirty-four (34) Part D regions designated by CMS;

WHEREAS, MHRX will act as a sponsor of certain Part D Plans and will contract with CMS to offer one or more Part D Plans to eligible Medicare beneficiaries (“Part D Beneficiaries”) under Part D (the Part D Plans as sponsored by MHRX in accordance with Part D and this Agreement shall hereinafter be referred to as the “MHRX Plan(s).”);

WHEREAS, CCRX, desires to assist MHRX, and MHRX desires the assistance of CCRX, to become a sponsor of, and to operate, one or more Part D Plans in one or more of the thirty-four Part D regions designated by CMS for the purposes of offering a Part D Plan, and to provide resources and certain assets in connection with the operation of the MHRX Plans.

NOW, THEREFORE, in consideration of the covenants, representations, and warranties set forth in this Agreement, and for the mutual benefits to be derived there from, the Parties agree as follows:

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ARTICLE I

SERVICES AND OBLIGATIONS OF CCRX

SECTION 1.01 General Responsibilities. CCRX shall provide to MHRX the services (collectively, the “Services”) and licenses set forth in this Article I. The Services shall be performed, at a minimum, consistent with the timeliness, accuracy, and quality standards set forth in the Part D Regulations, provided, however, that the Parties may from time to time in writing agree to standards in addition to, or in excess of, those established by CMS.

SECTION 1.02 Supplies and Services to be Furnished by CCRX. CCRX shall, except as otherwise provided herein, furnish the personnel, materials, equipment, and property necessary to perform the work identified in the Statement of Work/Specification (“SOW”) attached hereto as Attachment 1, which is attached hereto and incorporated herein by reference, in conformance with the Part D Regulations, and consistent with the standards of performance described herein. MHRX shall reimburse CRRX for all costs for the work identified in Attachment 1 in accordance with the Compensation Schedule set forth in Attachment 2, which is attached hereto and incorporated herein by reference.

SECTION 1.03 License to Use CCRX Marks. CCRX will provide to MHRX an exclusive license (as to third parties) to use the names and marks “Community Care Rx” and “CCRX” (collectively the “Mark”) with respect to Part D Plans marketed to individuals (as compared to group plans) as set forth herein. CCRX agrees that it will not grant a license to use the Mark to any other entity for the purpose of using the Mark to promote, or in connection with, a Part D Plan serving the individual beneficiary market so long as MHRX has a license to use the Mark under the terms of this Agreement. Each party shall use the Mark as the primary brand for the MHRX Plans, and only with respect to the MHRX Plans, subject to the terms herein. CCRX agrees that it shall not use the Mark in a manner that would compete with MHRX. CCRX acknowledges that MHRX contemplates the use of the Mark in co-branding opportunities with other health care organizations, retail pharmacy organizations, insurance companies and other entities who are endorsing the MHRX Plans or contracting for services with MHRX. MHRX shall notify CCRX of all potential co-branding opportunities with other entities to market the MHRX Plans. CCRX shall have the right to object to the placement and form of the Mark in said co-branding marketing opportunities, but it may not object to the entity with which MHRX co-brands so long as the co-branding opportunity is consistent with the Guiding Principles. Except as set forth herein, MHRX agrees that it shall not use any secondary branding for the MHRX Plans without the prior written consent of CCRX, which shall not be unreasonably withheld, except for the marks of Computer Sciences Corporation and Community Care Outreach Services, LLC. All other marks, whether MHRX’s or otherwise, shall be secondary to the Mark in connection with any of the MHRX Plans. MHRX shall not sublicense or assign this license or the rights contained herein to any other party except as expressly allowed, in writing, by CCRX, provided that MHRX requests CCRX’s approval to sublicense in writing at least fifteen (15) days prior to the date on which it wishes for the sublicense to begin, and at that time it submits the

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written request, it provides to CCRX all information necessary in order for CCRX to determine the ability of the potential sublicensee to live up to the terms of this Agreement. MHRX shall be responsible for ensuring that any sublicensee complies with the terms of this Agreement. MHRX recognizes the value of the goodwill inherent in the Marks, and that the Marks and the goodwill associated therewith is owned by CCRX. MHRX understands that it shall not acquire any right, title, or interest to the Marks, and that all use of the Marks by MHRX shall inure to the benefit of CCRX. MHRX shall use, and shall cause others authorized under this Agreement to use, the Marks in a manner and quality reasonably acceptable to CCRX, and shall use with the Marks all trademark ownership notices or legends as may be required by CCRX. The license granted hereunder shall expire on the date on which this Agreement terminates as set forth in Article VI, unless as may be extended as provided herein, and upon termination MHRX shall promptly cease use of the Marks, and all materials bearing the Marks, and shall promptly return to CCRX all materials that bear the Marks that are in its possession or control. Except as may be agreed in writing by the Parties or otherwise set forth in this Agreement, MHRX acknowledges that its use of the Mark after termination of this Agreement or in violation of this Agreement may result in immediate and irreparable damage to which CCRX may have no adequate remedy at law. MHRX shall comply with all State and Federal laws and other governmental regulations and guidelines in its use of the Marks pursuant to the license granted herein.

SECTION 1.04 License to Use Software Furnished by CCRX. CCRX hereby grants MHRX a non-exclusive license to use the software developed and owned by CCRX (or its Affiliate) for the purposes of providing medication therapy management services (“MTM”) that is provided to MHRX pursuant to this Agreement (the “Software”). The parties acknowledge that it is the intent of the parties that MHRX shall be able to use and/or license the Software to others for the provision of MTM Services, upon terms and conditions reasonably acceptable to CCRX. In that regard, MHRX shall have the right to sublicense or grant rights to the Software to a third party upon terms and conditions acceptable to CCRX. Except as set forth in the prior sentence, MHRX shall use the Software only in conjunction with services provided by CCRX under this Agreement and for no other purposes whatsoever, including, without limitation, the development of other software with similar functionality (nothing herein shall prohibit MHRX to develop its own software, but without using the software). CCRX further provides MHRX a non-exclusive license to use the clinical protocols, policies, procedures, and documentation for MTM developed by CCRX (or its Affiliates) (the “Protocols”). The license granted in this Section 1.04 shall expire on the date on which this Agreement terminates as set forth in Article VI, and upon termination MHRX shall promptly return to CCRX all copies of the Software and Protocols in its possession or control. Except as may be agreed in writing by the Parties or otherwise set forth in this Agreement, MHRX acknowledges that its use of the Software or the Protocols after termination of this Agreement or in violation of this Agreement may result in immediate and irreparable damage to which CCRX may have no adequate remedy at law. All rights not specifically granted to MHRX hereunder are specifically reserved for CCRX. MHRX shall comply with all State and Federal laws and other governmental regulations and guidelines relating to its use of the Software and Protocols pursuant to the license granted herein.

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SECTION 1.05 Intellectual Property Infringement Indemnification. In the event that a third party brings a claim of trademark infringement against MHRX for trademark infringement based on MHRX’s use of the Mark during the term of this Agreement, or a claim of copyright infringement for MHRX’s use of the Software during the term of this Agreement, MHRX shall promptly notify CCRX of such claim of infringement. CCRX shall commence or prosecute any such claims in its name and at its own costs, provided that such allegations of infringement were not caused by actions of MHRX or its agents, including misuse of the Mark or the Software or breaches of this Agreement, and provided that MHRX cooperates in any enforcement efforts and any actions, claims, or suits that may be brought by CCRX as set forth herein in connection with the Property during the term set forth above, and CCRX shall indemnify MHRX for any reasonable and necessary costs related thereto, including but not limited to MHRX’s reasonable attorneys’ fees.

SECTION 1.06 Other Activities. Neither party shall use the Property or conduct any activity, or allow its Affiliates or subcontractors to conduct any activity, which would materially affect the validity or enforceability of the Mark, adversely affect the right or ability of the other party to demonstrate to the public the quality of services it provides, result in material damage of the reputation or goodwill of the other party, or cause any material adverse publicity to the other party.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MHRX

SECTION 2.01 MHRX hereby represents, warrants, and covenants to CCRX as follows:

(a)                                  Corporate Status. MHRX is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Ohio. MHRX has the corporate power and authority, and all licenses, permits, waivers or other authorizations required for MHRX to carry on its business as now conducted and as contemplated by this Agreement, except where the failure to possess any such authority, authorization, licenses, permits, waivers or other authorizations would not have a material adverse effect.

(b)                                 Part D Qualification. MHRX will operate under CMS waiver or as a risk bearing entity licensed to provide health insurance benefits in each of the fifty states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico, and has developed, or will develop, a pharmacy network that meets, or will meet, CMS access standards for a PDP Sponsor; and otherwise qualifies for one or more Part D contracts.

(c)                                  Part D Contract Requirements. MHRX will comply with all of the requirements imposed by any Part D Contract it executes with CMS, provided, however, that MHRX’S failure to comply with any Part D Contract requirements will not be

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grounds for termination of this Agreement unless CMS terminates the Part D Contract based on MHRX’s failure to comply.

(d)                                 State Licensure. MHRX will continuously maintain all appropriate state insurance licenses, permits, waivers or qualifications for the provision of its services to Enrollees under the PDP.

(e)                                  Part D Applications for 2007-2010 Coverage Years. MHRX shall complete and submit PDP applications for the 2007-2010 Coverage Years unless this Agreement is terminated by either or both of the Parties prior to the due date for a PDP application for any of these Coverage Years.

(f)                                    Guiding Principles. MHRX will at all times during the term of this Agreement operate the MHRX Plans and any Part D Plan that it sponsors, whether individual or group plan, and whether or not bearing the Mark, in accordance with the Guiding Principles set forth in Attachment 4.

(g)                                 Pharmacy Methodologies. Unless otherwise approved by CCRX, MHRX shall administer the MHRX Plans at all times in a manner such that (i) there shall be an open pharmacy network (i.e., no preferred network, no preferred pricing, and no co-pay differentials), and (ii) there shall be no mail order component to the MHRX Plans. CCRX shall have the right to review any and all pharmacy reimbursement and/or pharmacy professional fee formulas or methodologies applicable to the pharmacies and any changes made thereto in the future (“Pharmacy Methodologies”). Notwithstanding anything herein to the contrary, should CCRX, in its sole discretion, decide that Pharmacy Methodologies are inconsistent with its mission, it may terminate this Agreement immediately without penalty.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CCRX

SECTION 3.01 CCRX hereby represents and warrants to MHRX as follows:

(a)                                  Subsidiary/Parent Status. CCRX operates as a limited liability company under the Laws of the State of Virginia and is a wholly owned subsidiary of NCPA.

(b)                                 Property Rights. CCRX represents, warrants, and covenants to MHRX that CCRX has obtained, or will duly obtain, all intellectual property rights necessary to perform its obligations under this Agreement. CCRX’s certification to these intellectual property rights is a material representation of fact upon which MHRX relied when this Agreement was entered into by the Parties.

(c)                                  PDP Endorsement. CCRX shall only endorse the MHRX Plans and shall not endorse any other PDP. MHRX acknowledges that individual NCPA members

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shall make individual and independent decisions regarding their participation in any PDP, including the MHRX Plans. CCRX neither represents nor warrants the participation of any NCPA members or pharmacies in the MHRX Plans.

(d)                                 Contracting Capacity. CCRX represent, warrants, and certifies that (1) as to itself within the last five (5) years, and (2) their employees and subcontractors that will be assigned to perform Services hereunder within the five-year period preceding their initial performance hereunder, to CCRX’s knowledge: (i) are not debarred, suspended, proposed for debarment or suspension, or otherwise excluded or declared ineligible for the award of contracts by or participation in any Federal program, department or agency; (ii) have not been charged with, convicted of or had a civil judgment rendered against them for: commission of a fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, state, or local) contract or subcontract; dishonesty or breach of trust including but not limited to violation of Federal or state antitrust statutes, commission of a fraud including but not limited to mail fraud or false representations, violation of fiduciary relationship, securities offenses, embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; (iii) have not been indicted for, or otherwise criminally or civilly charged by a government entity (Federal, state, or local) with, commission of any of the offenses enumerated in this Section; (iv) have not had one or more public agreements or transactions (Federal, state, or local) terminated for cause or default; and (v) have not been excluded from participation for a federal program, including but not limited to, Medicare, Medicaid, federal health care programs or federal behavioral health care programs pursuant to Title XI of the Social Security Act, 42 U.S.C. 1320a-7 and other applicable federal statutes. CCRX shall provide immediate written notice to MHRX if, at any time during the term of this Agreement, CCRX learns that its certification in this Section was erroneous on the Effective Date of this Agreement or has become erroneous by reason of new or changed circumstances. If the circumstances causing such certification to be erroneous are curable, then CCRX shall have forty-five (45) days to cure such circumstances. Furthermore, if the circumstances causing such certification to be erroneous relate to a non-compliant employee or subcontractor then CCRX shall be deemed to have timely cured such circumstances, so long as CCRX completely removes such employee or subcontractor from performing any Services hereunder immediately upon learning that such employee or subcontractor is non-compliant with this Section. Subject to the foregoing cure provisions, if it is later determined that CCRX’s certification in this Section was erroneous on the Effective Date of this Agreement or has become erroneous by reason of new or changed circumstances, in addition to other remedies available to MHRX, MHRX may terminate this Agreement for convenience, at its sole discretion.

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ARTICLE IV

COMPENSATION

SECTION 4.01 Compensation Schedule. CCRX shall be paid by MHRX for the Services and Property, as defined in Article I herein, rendered hereunder accordance with the compensation schedule set forth in Attachment 2.

SECTION 4.02 Taxes, Freight and Delivery Charges. Except as may otherwise be provided in this Agreement, all compensation paid by MHRX to CCRX for the Services and Property, as defined in Article I herein, includes applicable federal, state and local income taxes, freight, and/or delivery charges.

SECTION 4.03 Financial Management Team. The Parties shall establish a Financial Management Team (“FMT”) who shall review the financial performance of the Parties pursuant to this Agreement, and shall comply with the provisions set forth in Attachment 2. The FMT shall consist of two (2) persons representing CCRX, two (2) persons representing MHRX, and such other persons as may be agreed upon from time to time by CCRX and MHRX.   ***   . CCRX and MHRX shall each have the right to remove and/or appoint replacements for their respective representatives on the FMT in their respective sole discretion. CCRX and MHRX shall each cause their respective members on the FMT to meet, whether in person or telephonically, as often as is reasonably necessary to carry out their duties as set forth herein, but in no event less than once every thirty (30) days.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Legal and Regulatory Compliance. Each Party shall carry out its duties and obligations under this Agreement in material compliance with all applicable Laws. Each party shall provide the services set forth in this Agreement in accordance with the terms and conditions of this Agreement and in a manner consistent with the requirements of the Medicare statutes and regulations, CMS guidance with respect to the Part D Program, and MHRX policies, including, but not limited to, MHRX’s CMS-required compliance programs with respect to Medicare Part D, as amended from time to time, and training thereon, provided, however, that such policies and compliance programs, as amended, shall have been furnished in writing to CCRX and there shall have been a reasonable period of time for their implementation. With respect to MHRX policies other than MHRX’s CMS-required compliance program, MHRX shall not require compliance by CCRX in excess of that required of MHRX’s other Part D subcontractors.

SECTION 5.02 Performance of Duties. The Parties agree to perform their duties hereunder with the skill, diligence, and expertise commonly expected from experienced and qualified personnel performing such duties and in conformance with industry standards and the requirements of this Agreement, the Part D Regulations, and other applicable Law.

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SECTION 5.03 Duty to Cooperate In Submission of Part D Plan Application and Bid. The Parties agree to work together to complete and submit the PDP applications and the Part D bids, and to keep the other Party fully advised of issues raised by or with the Centers for Medicare & Medicaid Services (hereinafter “CMS”.) The Parties agree to cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other Party to carry out the transactions contemplated by this Agreement, or to aid in the preparation of any regulatory filing, financial statement, or tax return; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and must not impose upon either Party any material liability, risk, obligation, loss, cost, or expense not contemplated by this Agreement.

SECTION 5.04 Inspection, Audit and Acceptance.

(a)          As required by 42 C.F.R. § 423.505, MHRX and CMS shall have the right, directly or through their designated auditors, at all reasonable times to inspect, audit, or otherwise evaluate the work performed or being performed by CCRX, its supporting policies and procedures, including those related to data security, disaster recovery and back-up, as well as all data supplied, in the performance of this Agreement. If any inspection or evaluation is made by MHRX or CMS on the premises of CCRX or any of CCRX’s Affiliates, CCRX or its Affiliates shall provide at no additional charge all reasonable facilities and assistance for the safety and convenience of the personnel conducting the inspection or evaluation. The Secretary of Health and Human Services, the Comptroller General of the U.S. Government Accounting Office, or their designees shall have the right during the term of this Agreement and for a period of ten (10) years after termination of this Agreement or the date of the audit completion, whichever is later, to audit, evaluate, or inspect any books, contracts, medical records, documents, papers, enrollee documentation, and other records of CCRX, related entity, subcontractor, or transferee that pertain to any aspect of the Services provided under this Agreement, or as the Secretary may deem necessary to enforce the applicable Medicare Contract between CMS and MHRX. Any audit, evaluation, or inspection covered by this Section 5.02(a) shall be at no additional charge to MHRX, but each Party will be responsible for its own labor and out of pocket expenses.

(b)         All Services provided by CCRX to MHRX shall be in accordance with the requirements of this Agreement, including all attachments, schedules, annexes, and exhibits. No inspection or evaluation performed by MHRX, its Affiliates, or CMS shall in any way relieve CCRX of its obligation to furnish all required Services in strict accordance with the requirements of this Agreement. If any of the Services do not conform to the requirements of this Agreement, MHRX shall have the right to require CCRX to take such steps as are reasonably necessary to bring its performance into compliance including, but not limited to, requiring

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CCRX to perform the work or services again in conformity with the applicable requirements at no cost to MHRX or CMS.

SECTION 5.05 Privacy and Security of Certain Data. The Parties expect to be responsible for obtaining, analyzing, storing, transmitting, and reporting Protected Health Information, as defined in regulations, 45 CFR Parts 160 and 164, implementing the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191 (“HIPAA”). Each Party, to the extent it is a HIPAA covered entity, agrees to comply with all applicable Federal and State privacy and security laws including but not limited to the requirements of HIPPA. The Parties agree to execute and comply with the terms set forth in the HIPAA Business Associate Agreement attached hereto and incorporated herein as Attachment 3.

SECTION 5.06 Assignment and Subcontracting. Except as described on Attachment 1, CCRX is solely responsible for the provision of the Services and its other obligations under this Agreement. CCRX may not assign or transfer, in whole or in part, these obligations, any interest in this Agreement, any claim under this Agreement, or any obligation or task hereunder, except to its Affiliates, without the consent of MHRX, which shall not be unreasonably withheld, delayed, or conditioned. CCRX shall have the right to administer the MTM services through its Affiliate Community MTM Services, L.L.C. so long as that entity remains an Affiliate of CCRX. Any delegation by CCRX of functions or responsibilities imposed pursuant to this Agreement other than to its Affiliates shall be subject to the prior written approval of MHRX and shall also be subject to the requirements set forth in 42 C.F.R. § 423.505(i)(4), as they may be amended over time; provided, however, that MHRX hereby consents to CCRX’s delegation to non-network pharmacists of certain MTM functions, and delegation of the provision of the MTM clinical encounter to individual pharmacists or pharmacy companies.

SECTION 5.07 Delegation of Duties. The parties acknowledge that MHRX shall oversee and will be accountable to CMS for any functions or responsibilities described in the Part D Regulations and, upon becoming a sponsor of the PDP, will monitor the performance of CCRX on an ongoing basis. CCRX shall perform its obligations under this Agreement in a manner consistent with and in compliance with MHRX’s contractual obligations under MHRX’s Part D Contract with CMS. In the event that MHRX delegates to CCRX any function or responsibility imposed pursuant to MHRX’s Part D Contract with CMS, such delegation shall be subject to the requirements set forth in 42 C.F.R.§ 423.505(i)(4), as they may be amended over time.

SECTION 5.08 Document Retention, Audit Rights. Each Party shall retain, in accordance with standard and accepted practices, such financial, accounting, and administrative records related to the services it is obligated to provide under this Agreement for such period as is necessary to comply with applicable Law, but in no event less than ten (10) years after the date such documents and information are created or obtained, or longer under the conditions enumerated in 42 C.F.R. § 423.505(e)(4). Subject to applicable Law, during the term of this Agreement MHRX, on one hand, and

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CCRX, on the other hand, may reasonably conduct (or have conducted on its behalf), at its own expense, one audit each year of the other Party with respect to relevant documents and data in the possession of such other Party and with reasonable access to relevant personnel of such other Party upon reasonable notice solely for the purposes of confirming compliance with obligations undertaken pursuant to this Agreement including those that are required to be reported to an applicable government agency; provided, however, that such audits may be performed more frequently to the extent necessary to respond to a request by CMS or another government agency. The terms of the confidentiality provisions set forth in Article VII hereof shall apply to any such audits. Such audit rights will be available following termination of this Agreement to the extent necessary to respond to a request by a customer, Governmental Authority, provider or other relevant party and for a Party’s need to manage litigation and to determine compliance with this Agreement or applicable Laws.

SECTION 5.09 Non-Solicitation. Neither Party shall directly solicit employees of the other to undertake employment with it during the term of this Agreement and for a period of one (1) year after termination for any reason. Direct solicitation does not include advertisements in the general media and, except to the extent that an individual was specifically encouraged to respond to such advertisements, there shall be no restrictions on the hiring of an individual so responding. Notwithstanding anything herein to the contrary, each party is free to employ any individual who has approached that Party about employment without being solicited (other than by advertisements in the general media).

SECTION 5.10 Publicity. Each Party agrees to submit to the other Party for review, to the extent practicable, any news releases, public announcements, advertisements, or publicity each may release in connection with the MHRX Plans. Notwithstanding the foregoing, MHRX shall submit to CCRX for pre-approval, which pre-approval shall not be unreasonably withheld, delayed, or conditioned, any and all news releases, public announcements or publicity MHRX intends to release directly to the pharmacy community regarding the MHRX Plans.

SECTION 5.11 Exclusivity of CCRX Services. For so long as CCRX provides the services set forth in this Agreement, MHRX agrees that CCRX is and shall be the exclusive subcontractor in connection with the services as set forth in the Statement of Work (Attachment 1) and MHRX shall not, directly or indirectly, engage the services of any other person or entity in connection with the services to be rendered by CCRX. Notwithstanding anything herein to the contrary, nothing herein shall preclude CCRX or its Affiliates (i) from using the Property for its or their own business purposes or (ii) from providing MTM Services or any other services to any other third party.

ARTICLE VI

AGREEMENT CONTINGENT;
TERM AND TERMINATION

SECTION 6.01 Term. For the purposes of this Agreement, “Coverage Year” shall mean any calendar year during which MHRX offers, sells, and sponsors one or more PDPs to

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Part D Beneficiaries. The initial term of this Agreement shall commence as of the Effective Date and will continue until and through December 31, 2010, unless otherwise terminated by either Party pursuant to the terms set forth herein below.

SECTION 6.02 Renewal of Term. Subject to the terminations set forth in this Article VI, this Agreement shall renew automatically for additional one (1) year terms equal to each subsequent Coverage Year, beginning with the 2011 Coverage Year and continuing thereafter until terminated.

SECTION 6.04 Termination For Cause.

(a)                                  Either Party may terminate this Agreement for Cause, as defined below, upon written notice to the other Party. Such termination shall be effective upon receipt of written notice of termination.

(b)                                 For the purposes of this Agreement, “for Cause” shall be defined as any of the following: (i) a material breach of the terms of this Agreement which is not cured by the breaching party within thirty (30) days from the date the breaching party received written notice of the breach (in the event that the breaching party cannot cure the breach within thirty (30) days from the receipt of notice of the breach despite its good faith efforts to do so, the Parties agree to extend such thirty (30) day period for another thirty (30) days provided that the breaching party continues its good faith efforts to cure the breach during such period of time); (ii) a Party is adjudicated to have committed fraud in a civil proceeding or otherwise settles a civil fraud action involving the United States for a material amount, or a criminal action is filed by a governmental agency against a Party arising out of, or relating to, the PDP, or a Party is excluded or barred from participation in any federal or state health care program pursuant to 42 U.S.C. § 1320a-7; (iii) a Party is declared insolvent in any proceeding; (iv) with respect to MHRX, in the event CMS terminates the Part D Contract based on MHRX’s failure to comply with the terms thereof.

SECTION 6.05 Termination Without Cause. Neither party shall have the right to terminate this Agreement without Cause except as is specifically set forth herein below.

(a)                                  Either Party shall have the right to terminate this Agreement without Cause effective at the end of the 2010 Coverage Year, or at the end of any subsequent Coverage Year, upon providing the other party written notice of termination no less than one hundred fifty (150) days prior to the date that MHRX must submit its application to be a sponsor of a Part D Plan for the following Coverage Year. By way of example only, in the event that MHRX desires to terminate this Agreement without Cause effective at the end of the 2010 Coverage Year, and the applications for the 2011 Coverage Year are due on May 31, 2010, then MHRX shall give written notice of termination no later than December 31, 2009.

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(b)                                 CCRX shall have the right to terminate this Agreement at any time without Cause in the event MHRX elects not to apply as a sponsor of a PDP Plan in at least 70% of the Part D Regions, or in the event CMS does not approve MHRX as a sponsor of a PDP Plan in at least seventy percent (70%) of the total Part D Regions.

(c)                                  CCRX shall have the right to terminate this Agreement without Cause pursuant to Section 2.01(g).

(d)                                 In the event that CCRX exercises its right to terminate without Cause as set forth herein above, MHRX shall have no obligation to pay any performance awards as set forth in Attachment 2 based upon performance that occurs subsequent to the date of termination.

(e)                                  In the event CCRX terminates this Agreement without Cause pursuant to Section 6.05(a) or (b), MHRX’s license to use the Mark pursuant to Section 1.03 shall be extended for a period of one (1) year from the date of termination, and MHRX shall pay to CCRX a license fee of   ***   for the use of the Mark for such one year period after termination. This one year extension to use the Mark shall not apply in the event MHRX is not a PDP sponsor in at least one PDP region. Should MHRX cease using the Mark at any time during such one (1) year period set forth herein above, MHRX shall notify CCRX in writing of said cessation and MHRX.

(f)                                    In the event MHRX terminates this Agreement without Cause pursuant to Section 6.05(a), or in the event CCRX exercises its right to terminate this Agreement without Cause pursuant to Sections 6.05 (c), MHRX shall as of the date of termination immediately cease all further use of the Property or any further reference to it, direct or indirect, or any reproduction or copy thereof in connection with the use of the Property. MHRX shall return to CCRX all materials, including but not limited to marketing and advertising materials, signage, business cards and business forms that contain the Property.

SECTION 6.06 Survival. The termination of this Agreement for any reason, shall not affect those obligations or causes of action that have theretofore accrued or, that from the context hereof, are intended to survive the termination of this Agreement.

ARTICLE VII

CONFIDENTIALITY; USE OF INTELLECTUAL PROPERTY;
ENROLLEE DATA

SECTION 7.01 Confidentiality. Prior to entering into this Agreement the Parties have each committed substantial resources to developing the arrangements described in this Agreement. The Parties specifically acknowledge that to induce each other to enter into this Agreement each Party specifically confirms that all Confidential Information received from the other party at any time shall remain confidential during the term of this Agreement and shall be used only in furtherance of the business relationships

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contemplated by the provisions of this Agreement. In this regard, each Party agrees that any Confidential Information provided to it will only be provided to its employees, agents, Affiliates and representatives on a “need to know” basis, and will be treated with at least as much care as the receiving party provides for its own Confidential Information (and in no event treated with any less than a high degree of confidentiality.)

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

SECTION 8.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of the Parties hereto, the results of any such investigation, or the knowledge of MHRX or the knowledge of CCRX (regardless of how obtained), the representations and warranties contained in Articles II and III hereof and the indemnification obligations of the Parties with respect thereto, and the provisions of Article IX (Dispute Resolution), shall survive the expiration or termination of this Agreement until the later of (i) one (1) year following such expiration of MHRX’s license to use the Mark or (ii) the applicable statute of limitations.

SECTION 8.02 Mutual Indemnification.

(a)                                 Subject to the terms and conditions of this Article VIII, CCRX shall hold harmless and indemnify MHRX from any claims, losses, damages, liabilities, costs, expenses or obligations, including reasonable attorney’s fees and expenses related to the performance of this Agreement (collectively, “Losses”) that arise out of or result from (i) the breach of any representation or warranty of CCRX under this Agreement, or (ii) the negligence or willful misconduct of CCRX, its officers, employees and agents in the performance of CCRX’s obligations under this Agreement, including the provision of MTM Services.

(b)                                Subject to the terms and conditions of this Article VIII, MHRX shall hold harmless and indemnify CCRX from any Losses that arise out of or result from (i) the breach of any representation or warranty of MHRX under this Agreement, (ii) the negligence or willful misconduct of MHRX, its officers, employees and agents in the performance of MHRX’s obligations under this Agreement, (iii) any and all claims arising from injury or allegations of injury to beneficiaries; or (iv) any and all claims arising out of MHRX’s activities as a pharmacy benefit manager, including, but not limited to, plan design.

SECTION 8.03 Method of Asserting Third-Party Claims.

(a)                                  As used in this Agreement, “Notifying Party” refers to any Party who claims entitlement to indemnification under Section 8.02 for losses resulting from a third-party claim. The “Indemnifying Party” refers to the Party obligated to indemnify the Notifying Party under Section 8.02.

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(b)                                 In the event any Notifying Party is made a defendant in or party to any claim instituted by any third party for which the Notifying Party may be entitled to indemnification under Section 8.02, the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Notifying Party’s ability to seek reimbursement unless, and only to the extent that, such failure has a detrimental effect on the Indemnifying Party’s ability to defend successfully the claim. The Indemnifying Party shall be entitled to contest and defend such claim, provided that the Indemnifying Party: (i) has a reasonable basis for concluding that such defense may be successful; and (ii) diligently contests and defends such claim.

(c)                                  Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within fifteen (15) business days after the Notifying Party’s notice of such claim. The Indemnifying Party shall use reputable attorneys of its choosing to conduct such contest and defense. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss for which the Notifying Party can be indemnified under Section 8.02), to participate in such contest and defense and to be represented by attorneys of its own choosing. The Notifying Party shall give the Indemnifying Party notice that it intends to participate in such contest and defense.

(d)                                 If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of the defense. Whether or not the Notifying Party elects to participate in such defense, neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any claim without notifying the other Party and without the Indemnifying Party’s consent if the settling party is the Notifying Party, which consent shall not be unreasonably withheld.

(e)                                  Notwithstanding any provision in this Agreement to the contrary, if: (i) a claim from a third party seeks relief in the form of a material obligation of the Notifying Party other than an obligation to pay monetary damages; (ii) the subject matter of a claim relates to the ongoing business of the Notifying Party, which claim, if decided against the Notifying Party, would adversely effect the ongoing business (including, without limitation, requiring any material change in the business practices of the Notifying Party) of the Notifying Party; or (iii) the Notifying Party would not be fully indemnified under Section 8.02 or released with respect to such claim, then, in each such case, the Notifying Party shall be entitled to contest and defend such claim, the expense of which shall constitute a Loss for which the Notifying Party can be indemnified under Section 8.02 (and the Indemnifying Party may participate); provided, however, that any settlement or compromise shall require the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and, if the Notifying Party does not contest and defend such claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such third party claim.

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(f)                                    Any dispute between the Parties about the applicability of any Party’s indemnification rights or obligations under Section 8.02 or the method of asserting claims under this Section 8.03 shall be resolved in accordance with the dispute resolution provisions set forth in Article IX.

SECTION 8.04 Limitations on Indemnification. Except as set forth in Article IX, the rights set forth in Section 8.02 shall be each Party’s sole and exclusive remedies against the other Party hereto for any losses. No Party shall be entitled to any recovery under this Agreement for its own special, consequential, incidental or punitive damages. The limitations set forth in this Section 8.04 shall not apply to any losses that have resulted proximately from any fraudulent act of the Indemnifying Party or its directors, officers, employees, agents or representatives.

SECTION 8.05 Insurance. During the term of this Agreement, the Parties shall each maintain adequate insurance related to the operation of their respective businesses and their respective obligations under this Agreement. CCRX shall provide and maintain the following insurance which will be primary to any insurance carried by MHRX: (a) Commercial General Liability insurance in limits of one million dollars ($1,000,000) bodily injury and property damage per occurrence, including contractual liability to cover CCRX’s obligations under Articles VIII and IX of this Agreement; and (b) Workers; Compensation and Employer’s Liability Insurance. CCRX shall provide certificate of insurance to MHRX for each line of coverage set forth herein above. CCRX’s required insurance certificates shall require CCRX’s insurer to provide MHRX with thirty (30) days prior written notice of any cancellation or material change in the insurance policies and shall further specify the contractual and additional insured requirements as set forth in this SECTION 8.05.

ARTICLE IX

DISPUTE RESOLUTION

SECTION 9.01 Disputes. This Article IX sets forth the sole source of remedies available to the Parties with regard to any and all disputes between them arising in connection with this Agreement (hereinafter referred to as “Disputes”) including all questions of arbitrability, the existence, validity, scope or termination of this Agreement or any term thereof; provided, however, that the Parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that a Party may, in its discretion, apply to a court of law or equity of competent jurisdiction located in a venue set forth in Section 11.09 for specific performance and injunctive relief in order to enforce or prevent any violations of this Agreement and any Party against whom such proceeding is brought hereby waives the claim or defense that such Party has an adequate remedy at law and agrees not to raise the defense that the other Party has an adequate remedy at law.

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SECTION 9.02 Commencing Arbitration. The Parties shall work together in good faith to resolve any and all Disputes. Either party may submit a dispute which the parties have been unable to satisfactorily resolve among themselves to the American Arbitration Association for binding arbitration by providing the other party with written notice of its intent to arbitrate. Within thirty (30) days following the date one Party sent written notice of its intent to arbitrate the Dispute to the other Party, such Party must submit the Dispute to binding arbitration in accordance with the American Arbitration Association Commercial Arbitration Rules, as they may be amended from time to time (see http://www.adr.org). The party initiating the arbitration shall have the obligation, initially, to pay any and all filing fees. Any party initiating a counterclaim shall have, initially, to pay any filing fees for such counterclaims. Any arbitration proceeding under this Agreement shall be conducted in Cuyahoga County, Ohio. The arbitrator(s) may construe or interpret but shall not vary or ignore the terms of this Agreement and shall be bound by controlling Law. The arbitrator(s) shall have no authority to award special, consequential, incidental or punitive damages.

SECTION 9.03 Decision Binding; Federal Arbitration Act. The decision of the arbitrator(s) regarding the Dispute and any fees, including but not limited to filing fees, reasonable attorney fees and expenses, expenses of the arbitrators and costs, will be binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties acknowledge that because this Agreement affects interstate commerce, the Federal Arbitration Act applies.

SECTION 9.04 Waiver; Survival. In the event any court determines that this arbitration procedure is not binding or otherwise allows litigation involving a Dispute to proceed, the Parties hereby waive any and all right to trial by jury in, or with respect to, such litigation. This Article IX shall survive any termination of this Agreement.

ARTICLE X

DEFINITIONS

SECTION 10.1 Defined Terms. When each of the following terms is used in this Agreement it shall have the meaning stated below:

“Affiliate” with respect to any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Confidential Information” means information about a Party’s customers, business practices and procedures, and the proprietary business information of a Party.

“Contract” means any written or oral contract, agreement, commitment, insurance policy, arrangement or understanding.

“Enrollee” or “Part D Enrollee” means each eligible persons enrolled directly, or indirectly, in a MHRX-sponsored PDP.

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“Governmental Authority” means any government or political subdivision thereof, whether federal, state or local (including counties and cities), or any court, agency, commission, department, district, or other instrumentality of any such government or political subdivision.

“Law” means the common law and any statute, ordinance, code or other law, rule, regulation, order, standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority with proper jurisdiction over the Parties, or the activities of the Parties.

“Medicare Program” means, collectively, the programs created by Congress in the Act, including without limitation, the implementation of the Medicare Part D Prescription Drug Benefit Program, including any regulations or CMS pronouncements and any future amendments.

“Parties” means MHRX and CCRX.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, Governmental Authority or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted to the other party’s facsimile number, and shall be effective upon receipt, if delivered personally, the next business day if sent by traceable overnight express courier, charges prepaid, or, if mailed, five (5) days after deposit with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like changes of address) or upon receipt if sent by electronic transmission to the facsimile number specified below (provided a confirmation copy is sent by traceable overnight express courier, charges prepaid):

If to MHRX:

Jane C. Koehl-Colling, Esq.

MemberHealth, Inc.

29100 Aurora Road, Suite 301

Solon, OH 44139

Facsimile: 440-248-4734

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If to CCRX:

John Rector, Esq.

Community Care Rx, L.L.C.

100 Dangerfield Road

Alexandria, VA 22314

Facsimile:

SECTION 11.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.03 Severability. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement, as the case may be, so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 11.04 Entire Agreement. This Agreement (together with any Attachments, Exhibits and Schedules hereto and thereto) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. Each Party acknowledges that nothing in this Agreement or any other materials presented to such Party in connection with the transaction contemplated by this Agreement constitutes legal or tax advice to such Party. The Parties have consulted such legal and tax advisors as they, in their sole discretion, have deemed necessary or appropriate in connection with this Agreement.

SECTION 11.05 Assignment. Except as permitted by Section 5.06 above, neither Party may assign its rights or delegate its duties under this Agreement, whether by operation of law or otherwise, without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the above, it shall not be unreasonable for a Party to withhold its consent if the proposed assignee is a competitor of the Party whose consent is sought or in the event that such proposed assignee’s business practices are inconsistent with the Guiding Principles attached hereto as Attachment 4 and incorporated by reference herein. CCRX acknowledges that MHRX is contemplating a private financing opportunity to be completed by the end of calendar year 2005 which may or may not entail the restructuring of the MHRX entity. CCRX agrees in advance that no consent shall be required for this particular financing opportunity.

SECTION 11.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, or sale or change of control of a Party, shall affect this Agreement or the enforceability of this Agreement. The terms of this Agreement shall

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apply to the Parties and all Affiliates and subcontractors of the Parties and upon change of control of either Party, shall apply to such acquirer and all Affiliates of the acquirer.

SECTION 11.07 Construction of Terms. Whenever used in this Agreement, a singular number shall include the plural and a plural the singular. Pronouns of one gender shall include all genders. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement, as the case may be. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Whenever used in this Agreement, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

SECTION 11.08 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

SECTION 11.09 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 Except to the extent that each of the Parties is governed by the Laws of its domiciliary state, this Agreement shall be construed and enforced in accordance with the internal Laws of the State of Ohio.

(b)                                The jurisdiction and venue for any request, motion or other action for injunctive relief, specific performance and other equitable relief brought by any Party hereto pursuant to this Agreement shall properly lie in any federal court of competent jurisdiction located in Cleveland, Ohio. By execution and delivery of this Agreement, each Party hereto irrevocably submits to the exclusive jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

SECTION 11.10 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Parties, except that in the event that this Agreement or any Exhibit does not contain a particular provision required by the Laws governing the Part D program, or any provision of this Agreement or an Attachment, Exhibit or Schedule conflicts with such Laws or regulations, then this Agreement and any Exhibits, Attachments or Schedules as applicable, shall be deemed amended to comply with the Laws governing the Part D program and any conflicting provision shall be deemed stricken and such amendment shall be effective immediately upon the date that such Law becomes effective.

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SECTION 11.11 Waiver. At any time a Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of another Party contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Party’s part of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Agreement afforded to either Party shall be cumulative and not alternative.

SECTION 11.12 Force Majeure. Neither party shall be liable to the other Party for a delay in performance or failure to perform due to causes beyond its reasonable control including, but not limited to acts of God, acts of the other Party, acts (including the failure to act) of any governmental authority, governmental priorities, strikes or other labor difficulties, terrorism, fire, floods, sabotage, earthquakes, storms, epidemics, wars, riots or delays in transportation. A Party to whom this Section is applicable shall notify the other Party, as promptly as possible, of any delay or failure so excused and shall specify a revised date of performance of its obligations as soon as reasonably possible.

SECTION 11.13 Independent Contractor Status. Each Party’s association with the other is that of an independent contractor. Both CCRX and MHRX disclaim any desire or intention to create an employer-employee relationship between the other’s employees and its own. No employee of a Party shall have any entitlement to benefits provided by the other Party to its employees. This Agreement shall not constitute, give effect to, or otherwise imply a joint venture, partnership, or business organization of any kind. Each party is an independent party and shall not act as an agent of the other party for any purpose.

SECTION 11.14 Counterparts. This Agreement may be executed via facsimile in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers duly authorized.

Community Care RX L.L.C.		MemberHealth, Inc.

By:	/s/ Bruce Roberts	By:	/s/ Charles E. Hallberg
Signature Date 10/21/05			Signature Date 10/21/05

Printed Name:	Bruce Roberts	Printed Name:	Charles E. Hallberg

Title:	Chairman	Title:	President & CEO

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ATTACHMENT 1

Statement of Work (“SOW”)

Between

MemberHealth, Inc.

And

Community Care Rx, LLC (“CCRx”)

October 21, 2005

MemberHealth, Inc. (“MemberHealth”) has been awarded a contract with the Centers for Medicare and Medicaid Services (“CMS”), the administrator of the Medicare program, to offer, and be the sponsot of, an outpatient prescription drug insurance benefit to eligible Medicare beneficiaries for the 2006 Coverage Year. As set fourth in such application, MernberHealth has developed and intends to-implement-and operate a Medicare Prescription Drug Plan that will offer-private outpatient prescription drug benefit plans (“PDPs” or “Part D Plans”) to eligible Medicare beneficiaries under Part D of the Medicare program (the “Part D Program”). Part D Plans are authorized under  the federal Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “MMA”) and the Part D implementing regulations at 42CFR Part 423 (the “Part D Regulations”). In order to offer Part D Plan benefits for a particular Calendar year (i.e., Coverage Year), a PDP Sponsor must submit to CMS a bid for each Part D Plan that if intends to offer by the first Monday of June of the year prior to the applicable Coverage Year. If the PDP Sponsor’s bid is accepted, the PDP Sponsor will begin to market and enroll Medicare beneficiaries in the Fall immediately prior to the applicable Coverage Year and the Part-D-Plan benefits will become effective as of the beginning of such Coverage Year. For purposes of this SOW, the Prime Contract means the contract between CMS and MemberHealth setting forth the terms and conditions under which MemberHealth may offer a PDP Plan. For purposes of this SOW, MemberHealth Part D Plans shall mean those Part D Plans sponsored by MemberHealth in the applicable PDP Regions pursuant to the terms of this SOW and the Prime Contract(s).

Community Care Rx LLC, a wholly owned subsidiary of the National Community Pharmacists Association, (“CCRx”) desires to assist MemberHealth, and MemberHealth desires the assistance of CCRx, to become a sponsor of one or more Part D Plans in one or more of the geographic regions established by CMS for the purpose of offering a PDP Plan, and to provide resources and certain assets in connection therewith. Section 1 of this SOW addresses the responsibilities of. CCRx to MemberHealth prior to the award of the Prime Contract, and Section 2 of this SOW addresses CCRx’s scope of work after MemberHealth has been awarded a Prime Contract. Both sections also contain responsibilities of MemberHealth to CCRx.

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CCRx is aware that its parent company has been identified as a resource to provide services/support under the Prime Contract. These services/support are contingent upon the Subcontract between MemberHealth and CCRx with required Prime Contract flow-down clauses and mutually acceptable terms and conditions, and Contracting Officer approval, if required. Member Health will involve CCRx as a fully integrated team member in the pursuit of this opportunity. CCRx will license to MemberHealth the right to use certain of CCRx’s intellectual property, including the trademarks “Community Care Rx” and “CCRx” to this project as set forth below. Other sub-contractors to MemberHealth shall include, but are not limited to, Computer Sciences Corporation (CSC) and other vendors.

The parties negotiated in good faith the terms of the Subcontract Agreement(s) consistent with the terms and objectives of this SOW.

Section 1: Pre-Award Responsibilities

1.          Drawing on CCRx’s extensive skills and experiences in the pharmaceutical industry, CCRx will provide program support to the MemberHealth team for purposes of negotiating and being awarded the Prime Contract

2.          CCRx will proactively contribute leadership and expertise to satisfy the applicable requirements outlined in the Part D Regulations as they relate to marketing efforts by CCRx’s member pharmacies

3.          CCRx will use its relationships with community based pharmacists, pharmacy chains, and industry associations to both satisfy the terms and conditions of the applicable application guidelines and to maximize the potential of success of the program.

4.          CCRx will proactively contribute leadership and insights regarding pricing strategies so that the MemberHealth Part D Plans are (and remain) competitive and represent good value to the Medicare beneficiary population.

5.          CCRx shall provide certain valuable intellectual property and assets to MemberHealth for purposes of the MemberHealth Part D Plans, including a license to use the CCRx name and the mark Community Care Rx (the “Mark”) in connection with the MemberHealth Part D Plans.  MemberHealth shall use the Mark exclusively as the primary brand for the MemberHealth Part D Plans, and shall use no secondary branding for the MemberHealth Part D Plans, except as set forth in the Subcontract. Furthermore, all contracts between MemberHealth and other third parties in connection with the MemberHealth Part D Plans shall require that the subcontractor(s) abide by the MemberHealth Part D Plans Branding Parameters. CCRx and MemberHealth shall work collaboratively to develop marketing, promotional, and operational materials necessary to administer the MemberHealth Part D Plans. Final approval of all material will be subject to the Part D Regulations,  as well as approval by CCRx and MemberHealth. MemberHealth will be the sole point of contact with CMS regarding the approval process to execute the Prime Contract. MemberHealth shall advise CCRx of all relevant communications with CMS related to the MemberHealth Part D Plans and the application therefore Ownership of the Mark shall remain with CCRx

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6.          CCRx will assume a leadership role in establishing the strategy of developing plan design(s) for the Medicare beneficiaries that embrace the Guiding Principals set forth on Exhibit A hereto.

7.          CCRx will provide the technical approach to be employed to the design and implementation of a mechanism to administer Medication Therapy Management (MTM) services. The focus of these services will be to mitigate drug costs for the MemberHealth Part D Plans and to provide for the well being of beneficiaries. The MemberHealth Part D Plans will be designed to incorporate other objectives, as determined by CMS. The primary mechanism to deliver MTM services will be through community pharmacists. CCRx will work with MemberHealth to develop a schedule of payments to pharmacists as compensation for their services.

Section 2: Post Award Scope of Work

1.          CCRx shall take appropriate measures to assure that all data regarding Medicare beneficiaries and their consumption of pharmaceuticals made available to CCRx and shall be only used in accordance with the data use agreement promulgated by CMS, HIPAA rules and regulations, and the terms of the MemberHealth Business Associate Agreement (a copy of which shall be provided to CCRx). MemberHealth shall provide CCRx in a timely manner with all data, data dictionaries, and test data necessary, as determined by CCRx and MHRX, to provide the services required of CCRx, it being acknowledged by MemberHealth that the timely delivery of sufficient data is a prerequisite to CCRx’s performance hereunder. MemberHealth shall provide CCRx in a timely manner applicable periodic reports relative to claims processing to support CCRx role in the Member-Health Part D Plans. The MemberHealth Business Associate Agreement shall permit all use of such data required to perforn CCRx’s responsibilities under the Subcontract CCRx will contribute the hardware and communications infrastructure to support the MTM services.

2.          CCRx will participate as a fully integrated team member and assume a leadership and management role in the following four areas: (1) Sales and marketing to the pharmacy community; (2) Market Research; (3) Medication Therapy Management Services; and (4) Communications and Public Relations except those directed at the beneficiary market In areas (2) through (4) herein above, CCRx will manage the function and will be the point of contact to the Provider market for the Plans. In area (1), the parties will collaborate as a team in a manner calculated to obtain optimal results. CCRx and MemberHealth agree that it is necessary to mutually develop service level agreements (“SLAs”) in order to measure the performace of CCRx’s responsibilities under this Section 2(2). CCRx and MemberHealth, through the FMT, shall develop and mutually agree upon a set of SLAs that are consistent with the intent of this Agreement and that will permit each party to realize the benefits that it bargained for under. the Subcontract.

3.          CCRx will encourage the support of community retail pharmacies to participate and endorse the MemberHealth Part D Plans.

4.          In administering the MemberHealth Part D Plans during the term of the Subcontract and for so long as MemberHealth is using the Mark, MemberHealth shall abide by the Guiding

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Principles attached to the Subcontract as Attachment 4. The Guiding Principles may be amended from time to time with the consent of both CCRx and MemberHealth

5.          The MemberHealth Part D Plans shall be administered at all times in a manner such that (i) there shall be an open pharmacy network (i e , no preferred network, no preferred pricing, and no co-pay differentials), (ii) there shall be no mail order component to the MemberHealth Part D Plans unless agreed to by CCRx and MernberHealth. CCRx shall have the right to review any and all pharmacy reimbursement and/or pharmacy professional fee formulas or methodologies applicable to the pharmacies and any changes made thereto in the future (“Pharmacy Methodologies”). Should CCRx, at its sole discretion, decide that Pharmacy Methodologies are inconsistent with its mission, it may terminate the Subcontract without penalty.

6.          CCRx shall contribute to the monitoring of performance so that MemberHealth is compliant with the terms of the Service Level Agreements described by CMS as their parameters of the successful performance of a Prescription Drug Plan.

7.          CCRx shall contribute leadership and insights regarding pricing strategies so that Member-Health’s offering remains competitive and represents good value to the Medicare beneficiary population.

8.          CCRx shall monitor the performance of drug spending levels and play a leadership role to managing the MTMS portion of the MemberHealth Part D Plans in order that desired spending levels are achieved. CCRx shall create and distribute information and training  materials to transform the retail pharmacist into a program risk manager.

9.          CCRx agrees to participate in the MemberHealth Part D Plans through at least the 2010 Coverage Year pursuant to the Subcontract.

10.    CCRx will abide by all Federal and State laws and regulations and CMS instructions, State and Federal privacy and security requirements (42CFR 423.136), audit requirements (42CFR 423.505) and acknowledges that beneficiaries are not held liable for fees that are the responsibility of the PDP Plan Sponsor

11.    CCRx acknowledges that MemberHealth, as the PDP Plan Sponsor, retains the right to approve, suspend, or terminate any arrangement with a pharmacy and that MemberHealth will be monitoring CCRx’s performance, on an ongoing basis only upon one of the following events:

(1)   Pharmacy’s license, certification or accreditation necessary to perform any services contemplated by this Agreement is suspended, revoked, restricted, or placed on provisional or probational status (either voluntarily or involuntarily), or Pharmacy is no longer Medicare-eligible, Medicaid-eligible, or eligible to participate in any other government program;

(2)   Pharmacy’s liability coverage as required under this Agreement is reduced below required amounts or is no longer in effect;

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(3)   At any time, Pharmacy fails to meet CCRx quality management or utilization management criteria;

(4)   CCRx or MemberHealth makes a reasonable and good faith determination that termination is necessary in order to protect the health or welfare of plan beneficiaries.

(5)   Pharmacy ceases to actively perform its business or dissolves;

(6)   Pharmacy is unable to pay its debts in the ordinary course of business;

(7)   Pharmacy files a petition in bankruptcy or an involuntary petition is filed against Pharmacy that is not dismissed within forty-five (45) days of the filing;

(8)   The Department of Insurance or other state or federal agency with jurisdiction over MemberHealth or Pharmacy determines that it is improper for Pharmacy to provide services in accordance with this Agreement and the parties cannot agree upon an acceptable addendum to this Agreement within a time frame acceptable to the applicable state or federal agency or within fifteen (15) days after the determination of the agency, whichever is sooner.

12.    CCRx agrees to provide any reports or information for reports that are required under the resaltant contract that may be reasonably be expected to produce given the data to which it has access.

13.    CCRx agrees to make its books and other records available in accordance with 42 CFR §423 505(i)(2), which generally gives the Department of Health and Human Services, the Comptroller General, or their designees the right to inspect.

14.    CCRx understands that MemberHealth, as the Part D Plan Sponsor may delegate an activity or responsibility to CCRx, that such activity or responsibility may be revoked if CMS or MemberHealth, as the Part D Plan Sponsor, determines CCRx has not performed satisfactorily The Subcontract includes mutually acceptable remedies and escalation procedures in lieu of revocation to address this requirement All responsibilities with respect to the MemberHealth Part D Plans that are not explicitly subcontracted to CCRx in the Definitive Agreement are the responsibility of MemberHealth.

15.    The relationship between the parties, as well as the subcontracting relationship between MemberHealth and CSC, shall be exclusive with respect to providing ding insurance under Medicare Part D.

16.    MemberHealth’s license to use the Mark is restricted to the exclusive primary branding of the Part D Program under the relationship between MemberHealth and CCRx as outlined in the Subcontract. MemberHealth’s license to use the Mark will cease immediately upon termination of the Subcontract pursuant to the terms set forth in the Subcontract.

17.    Compensation to CCRx will be based on the following:

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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A.            A schedule of labor categories will be established. Each labor category will have an agreed hourly billing rate. This rate will be established by CCRx and approved by MemberHealth. The hourly rate will include direct salary, overhead, fringe benefits and other considerations as is customary. The rates shall be established with the duel objective of just and fair compensation coupled with an intent to offer a competitive solution to the client. Separate actual budgets for Marketing and MTM services which consider costs incurred by CCRx prior to award as well as go forward costs will be set by the parties.

B             The Marketing budget for CCRx, which will be set forth in final detail in Exhibit A hereto, is estimated by the parties to be between   ***   . The actual Marketing budget for CCRx will reflect the Parties’ agreement on the true anticipated Marketing expenses, including any markup, in order to meet the SLAs.

C.    The MTM budget for CCRx, which will be set forth in detail in Exhibit B hereto, is estimated by the parties to be an amount not to exceed   ***   . The actual MTM budget for CCRx will reflect the Parties’ agreement on the true anticipated MTM expenses, in order to meet the SLAs. It is the intent of the parties that MemberHealth shall pay for the actual costs of all MTM expenses in accordance herewith, and all such budgets shall be designed and amended to achieve this intent.

D.       ***   .

E.     The parties agree to provide commercially reasonable resources in support of the application process and subsequent ancillary activities necessary to be approved by CMS as a PDP Plan Sponsor. MemberHealth has the lead for proposal development and contract program management. Each party shall beat their respective cost for annual application development (proposal phase). MemberHealth understands and agrees that while CCRx shall not endorse any other Medicare Prescription Drug Plans, all pharmacy members of CCRx shall make individual decisions regarding their participation in any Part D Plan.

[Remainder of Page Intentionally Left Blank]

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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ACCEPTANCE:

IN WITNESS WHEREOF THE PARTIES HERETO HAVE EXECUTED THIS STATEMENT OF WORK AS OF THE DATES SET FORTH BELOW:

COMMUNITY CARE RX LLC		MEMBERHEALTH, INC.

By:	/s/ Bruce Roberts	By:	/s/ Charles E. Hallberg
Signature Date 10/21/05		Signature Date 10/21/05

Typed Name:	Bruce Roberts	Typed Name:	Charles E. Hallberg

Title:	Chairman	Title:	President & CEO

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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ATTACHMENT 2

COMPENSATION

   ***

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

BUSINESS ASSOCIATE AGREEMENT

THIS BUSINESS ASSOCIATE AGREEMENT (“Agreement”) is entered into as of October 21st, 2005, by and between MemberHealth, Inc., an Ohio corporation (“Covered Entity”), and Community Care Rx, LLC, a Delaware limited liability company (“Business Associate”)

RECITALS

A.                                   Covered Entity is a covered entity, as that term is defined by HIPAA;

B.                                     Covered Entity has engaged Business Associate to perform on behalf of Covered Entity the services (“Services”) described in that certain Subcontract Agreement between the parties, dated as of the date hereof (such Subcontract Agreement and any and all agreements between the parties relating to the provision of the Services shall be referred to as the “Underlying Agreement(s)”), and, in the course of providing the Services, Business Associate is likely to obtain and/or maintain, use, or disclose Protected Health Information (as defined below) provided to it by Covered Entity; and

C.                                     The parties desire to enter into this Agreement in compliance with the business associate agreement requirements of HIPAA;

NOW, THEREFORE, the parties do hereby agree as follows:

1.                                      Definitions.

1.1.                            “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (45 C.F.R. Parts 160-164).

1.2.                            “Patient” shall mean an individual who is participating in, has participated in, or has been the recipient of; any program or service of Covered Entity.

1.3.                            “Patient Information” shall mean (a) PHI and (b) information relating to an individual who is or has been a Patient of Covered Entity and which Covered Entity has determined does not identify, or cannot reasonably be linked to the identity of, individuals who are or have been Patients of Covered Entity, including, without limitation, information in raw, aggregated, stripped, or masked form

1.4.                            “Protected Health Information” or “PHI” shall mean any information relating to the healthcare of a Patient that contains information that identifies, or can reasonably be linked to the identity of, such Patient

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

2.                                      Patient Information.

2.1.                            Obligations of Covered Entity. Covered Entity hereby agrees that it:

(a)                                  Will promptly notify Business Associate in writing of any restrictions that Covered Entity has agreed to regarding the use and disclosure of PHI that may affect Business Associate’s ability to provide the Services or to perform its obligations under this Agreement.

(b)                                 Will promptly notify Business Associate in writing of any change in, or revocation of, permission by a Patient to use or disclose his or her PHI, if such change or revocation may affect Business Associate’s ability to provide the Services or to perform its obligations under this Agreement.

2.2.                            Obligations of Business Associate. Business Associate acknowledges and agrees that it is considered a “Business Associate” as defined by HIPAA. As a Business Associate of Covered Entity, Business Associate shall, in addition to complying with the other terms and conditions of this Agreement, comply with the HIPAA-required provisions set forth in this Section.

(a)                                  Disclosure. Business Associate shall not use or further disclose PHI other than as permitted or required by this Agreement, or as required by law or as expressly consented to by Covered Entity in writing.

(b)                                 Safeguards. Business Associate shall use appropriate safeguards to prevent use or disclosure of PHI other than disclosures permitted or required by this Agreement and to protect the confidentiality, integrity, and availability of electronic PHI

(c)                                  Reporting. Business Associate shall report to Covered Entity any attempted or successful access, use, disclosure, modification, or destruction of PHI not permitted or required by this Agreement of which it becomes aware. Business Associate shall, to the extent practicable, mitigate any harmful effect that is known to Business Associate of a use or disclosure of PHI by Business Associate in violation of this Agreement.

(d)                                 Patient Rights. Business Associate hereby represents that it shall not create, collect, compile, or maintain PHI in any form in connection with the Services provided pursuant to this Agreement, except that Business Associate may maintain an exact duplicate of the Protected Health Information maintained by Covered Entity. If Business Associate maintains an exact duplicate of PHI, Business Associate represents that it will not amend, supplement, delete any part of, revise, or otherwise alter the PHI except as requested by Covered Entity to the extent necessary to conform to the Designated Record Set maintained by Business Associate.

(e)                                  Inquiries. In addition to complying with the provisions of Section 2.2(d) above, if any Patient submits to Business Associate an oral or written request with respect to Patient Information, including, without limitation, a Patient requesting access to, amendment of, or an accounting of disclosures of PHI, Business Associate shall notify Covered Entity of the details of such request within ten (10) calendar days of receiving the request. Following receipt of such notice, Covered Entity shall be responsible for responding to such request.

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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(f)                                    Management and Administration. Except as otherwise limited in this Agreement, Business Associate may use PHI in providing Services under the underlying Agreements, as necessary for the proper management and administration of Business Associate, or to carry out the legal responsibilities of Business Associate, provided that such use would not violate HIPAA if done by Covered Entity. Business Associate shall limit the use or disclosure of the PHI to only those entities, individuals, or classes of individuals who perform; or assist Business Associate in the performance of, the Services. Business Associate will take all reasonable steps necessary to make its personnel to whom it discloses PHI in accordance with this Agreement aware of the provisions of this Agreement relating to the confidentiality and safeguarding of the PHI. Business Associate shall require that any agents and subcontractors to whom it provides PHI as permitted or required under this Agreement agree, in writing, prior to the disclosure of such PHI, to the same restrictions and conditions that apply to Business Associate with respect to such PHI, including without limitation the provisions of this Section 2 2.

(g)                                 Audit. Business Associate shall make its internal practices, books, and records relating to the use and disclosure of PHI received front, or created or received by Business Associate on behalf of, Covered Entity available to the Secretary of Health and Human Services or to Covered Entity, upon request, for purposes of determining and facilitating Covered Entity’s compliance with HIPAA.

(h)                                 Termination for Failure to Comply. Covered Entity may immediately terminate this Agreernent and any and all Underlying Agreement(s) if Covered Entity determines that Business Associate has materially breached this Section 2.2; provided however, Covered Entity shall first provide Business Associate a reasonable opportunity to cure the breach. If Business Associate is timely (but no less than thirty (30) days) able to cure the breach to the reasonable satisfaction of Covered Entity, this Agreement shall remain in full force-and effect.

(i)                                     Duties Upon Termination. At termination or expiration of the Underlying Agreement(s), Business Associate shall return or destroy all PHI that Business Associate still maintains in any form and retain no copies of the PHI. If return of destruction is infeasible, Business Associate shall extend the protections of this Agreement to the PHI and limit further uses and disclosures of the PHI to the purposes that make such return or destruction infeasible.

2.3.                            Survival. The terms of Section 2.2(i) shall survive the termination or expiration of this Agreement.

3.                                      Required Disclosure. In the event Business Associate receives a subpoena or other validly issued administrative or judicial process requesting disclosure of PHI it receives under this Agreement, Business Associate shall promptly notify Covered Entity to allow Covered Entity time to challenge such disclosure. Unless the demand shall have been timely limited, quashed or extended, Business Associate may disclose PHI to the extent required by law.

4.                                      Compliance with Laws. Business Associate shall comply with all applicable federal, state, and local laws, rules and regulations, including, without limitation, the requirements of HIPAA.

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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5.                                      Amendment. The parties shall amend this Agreement from time to time by mutual written agreement in order to keep this Agreement consistent with any changes made to the HIPAA laws or regulations in effect as of the date of this Agreement and with any new regulations promulgated under HIPAA

6.                                      No Third Party Benefit This Agreement is for the sole benefit of the parties hereto and shall not confer or be deemed to confer any rights, benefits, or claims upon any person or entity not a party to this Agreement. Without in any way limiting the foregoing, it is the patties’ specific intent that nothing contained in this Agreement gives rise to any right or cause of action, contractual or otherwise, in or on behalf of the individuals whose PHI is used or disclosed pursuant to this Agreement.

7.                                      Interpretation. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio; provided, however, that the conflicts of law principles of the State of Ohio shall not apply to the extent that they would operate to apply the laws of another state Terms not defined herein shall have the meaning set forth in HIPAA. To the extent that the terms of this Agreement conflict with the provisions of any Underlying Agreement, the terms of this Agreement shall control. Any ambiguity in this Agreement shall be resolved in favor of a meaning that permits the parties to comply with HIPAA.

8.                                      Counterparts. This Agreement may be executed in two or more counterparts, each of which-shall -be-an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

MEMBERHEALTH, INC.	COMMUNITY CARE RX, LLC

/s/ Charles E. Hallberg	/s/ Bruce Roberts
Signature	Signature

Charles E. Hallberg	Bruce Roberts
Print Name	Print Name

President & CEO	Chairman
Title or office	Title or office

10/21/05	10/21/05
Date	Date

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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ATTACHMENT 4

GUIDING PRINCIPLES

Guiding Principles for a PBM

Guiding Principle #1: A PBM will provide a cost- efficient benefit design that aligns the financial interests of consumers, plan sponsors, PBMs, and pharmacists.

Supporting Bullet Points:

•                  Full disclosure of ALL sources of revenue to plan sponsors.

•                  Disclose 100% of drug manufacturer rebates and all shared revenue arrangements between manufacturers, PBM, and consumers (this must include service and admin fees plus disclosures to financially supporting P-T and benefit design committees )

•                  Full disclosure of clinical and cost data to prescribing physicians, dispensing pharmacists, and patients as requested.

•                  No mandatory mail order or financially incented mail order in the plan design

•                  Elimination of “Spread Pricing”

•                  Pharmacist intervention to drive utilization to the most cost-effective model

•                  Elimination of mail order conflicts of interests

•                  Full audit rights consistent with ERISA and Department of Labor

•                  Agree to serve plan sponsors in a fiduciary role.

Description:

A PBM will always provide the most cost effective and efficient benefit through the examination of clinical information and alignment of financial interests. Clinical leadership by pharmacists in the development of the formulary coupled with pharmacists’ interventions to drive utilization to the most cost-effect model will aid in the efficient benefit design. Moreover, in any contractual relationship with its stakeholders, a PBM will provide details on financial relationships with drug manufacturers (i.e. contracts) as well as its pharmacy network to ensure that financial agreements are understood This transparency includes full disclosure of manufacturer rebates to plan sponsors, information sharing of reimbursement rates and/or prices to both retail pharmacy and plan sponsors, and “right to audit” clauses in all contracts with stakeholders

Guiding Principle #2. A PBM will leverage the knowledge and clinical expertise of community pharmacists to maximize the value of the pharmacy benefit for its clients. Furthermore, a PBM will develop a payment structure for community pharmacists which will reward them  for their  innovative care services and recognize the true costs of providing those services.

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Supporting Bullet Points:

•                  Position the community pharmacist as a value-added resource to both the patient and the plan sponsor as opposed to a commodity resource for dispensing medication

•                  Provide incentives to local pharmacists for health improvement and cost saving initiatives

•                  Leverage the community pharmacist in alternative distribution services such as central fill and mail order

•                  Incorporate fair reimbursement based on benchmarks that are more reflective of true costs

•                  Pay for performance incentives that reward pharmacists for dispensing cost efficient medications should be incorporated into reimbursement methodologies.

•                  Provide opportunity to pharmacists for other value added services such as medication therapy management services.

Description:

A PBM will leverage the community pharmacist to be the primary provider for its clients’ pharmaceutical needs by providing incentives for health improvement and health care cost savings. To accomplish this, a PBM will develop new and innovative methodologies for pharmacist reimbursement that are fair, transparent, and reflective of the true costs. This simplification will make it clear to plan sponsors what their costs are, and that they are being based on the specific payment to the network pharmacy and thereby eliminating spread pricing.

Guiding Principle #3: A PBM will provide consumer choice and empowerment to plan  sponsors’ members through open network access and pharmacy benefit education and consumer driven plan designs.

Supporting Bullet Points:

•                  Access to retail pharmacies far beyond the Medicare standard

•                  Help patients choose individual medications through cost/benefit education of choices within therapeutic classes.

•                  Pharmacy benefit design that encourages the rational utilization of pharmaceutical products

•                  Create consumer prices that reflect the relative acquisition prices (net of rebates) of medications.

•                  Devise benefit designs where consumers can share in drug manufacturer rebates at the point of sale

Description:

A PBM will provide consumer choice and empowerment as a core part of its benefit designs. First, consumers will have a wide choice of pharmacies that participate on an equal access basis.

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Second, consumers will be empowered to choose the medications that they, along with their doctor and pharmacist, believe are best for them. They will make informed choices about their medications through education and a thorough understanding of the costs and benefits of different medications. This education will focus on educating patients on generic products, similar products within the same therapeutic class, and the cost-quality tradeoffs of different products.

Guiding Principle #4: A PBM will recognize and educate stakeholders on the value of pharmaceuticals in improving total health care outcomes and costs.

Supporting Bullet Points:

•                   Assume a leadership role in educating plan sponsors and patients on improving health outcomes through pharmaceuticals

•                  Study and report on pharmaceutical data integrated with medical data that documents improved health outcomes and savings

•                  Educate patients on the value of pharmaceuticals within the overall context of their own health care

Description:

A PBM will work with key stakeholders to educate plan sponsors and patients on the tremendous value of pharmaceuticals in improving health outcomes. A PBM will seek to be a leader within the health care industry in this regard.

Guiding Principle #5: A PBM will actively support regulatory accountability and credentialing of PBMs

Supporting Bullet Points:

•                  National and state full disclosure initiatives

•                  Regulation of alternative distribution services

•                  State licensing and registration of PBMs

•                  Support national credentialing standards

Description:

A PBM will assume a leadership role within today’s “PBM” industry to develop and maintain higher levels of business standards for PBMs. These standards will include financial transparency, regulation of alternative distribution services, state licensing, and national credentialing standards

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment Agreement”) is made as of September 1, 2006, by and among Community Care RX, L.L.C., a Delaware limited liability company (“CCRX”), Community Pharmacy Ventures, Inc., a Delaware corporation (“Ventures”), and National Community Pharmacists Association, a Virginia corporation (“NCPA”). Unless otherwise defined herein, capitalized terms used herein without definition shall have the respective meanings provided in that certain Subcontract Agreement dated as of October 21, 2005 by and between MemberHealth, Inc., an Ohio corporation (“MHRX”) and CCRX (the “Subcontract Agreement”). This Assignment Agreement is intended to implement, and not supersede, the provisions of the Subcontract Agreement and shall not be construed to enhance, extend or limit the rights or obligations of the parties thereunder, or extinguish any of the representations or warranties (whether or not so captioned) set forth therein, except as expressly set forth herein.

BACKGROUND

WHEREAS, CCRX and MHRX are parties to the Subcontract Agreement pursuant to which CCRX provides certain services to MHRX;

WHEREAS, CCRX and Ventures are both wholly owned subsidiaries of NCPA;

WHEREAS, CCRX desires to assign to NCPA, and NCPA has agreed to assume and perform, certain of CCRX’s rights, duties, and obligations under the Subcontract Agreement;

WHEREAS, CCRX desires to assign to Ventures, and Ventures has agreed to assume and perform, certain of CCRX’s rights, duties, and obligations under the Subcontract Agreement and that certain Business Associate Agreement dated October 21, 2005 by and between MHRX and CCRX (the “Business Associate Agreement”);

WHEREAS, pursuant to the terms of the Subcontract Agreement, CCRX is permitted to assign or transfer, in whole or in part, its obligations, interest in, and any claim under the Subcontract Agreement to an Affiliate without the consent of MHRX.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1.             Assignment to and Assumption by NCPA.

(a)           CCRX hereby assigns to NCPA, and NCPA hereby assumes and agrees to discharge or perform when due, punctually and in full, all of CCRX’s rights, duties, and obligations under Section 1.03 of the Subcontract Agreement.

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

(b)           CCRX hereby assigns to NCPA, and NCPA accepts such assignment of, all of CCRX’s right, title, and interest in and to any annual royalty fee payable pursuant to the first Section 3 (Annual Royalties) of Attachment 2 to the Subcontract Agreement.

2.             Assignment to and Assumption by Ventures. Except as set forth in Paragraph 1 above, CCRX hereby assigns the Subcontract Agreement and Business Associate Agreement to Ventures, and Ventures hereby assumes and agrees to discharge or perform when due, punctually and in full, all of CCRX’s rights, duties, and obligations under the Subcontract Agreement and Business Associate Agreement from and as of the date hereof.

3.             Indemnification.

(a)           NCPA shall and hereby agrees to indemnify and hold harmless CCRX and Ventures and their respective affiliated entities, predecessors, successors, assigns, officers, directors, managers, members, employees, independent consultants, attorneys, agents and representatives from and against all claims, demands, rights, actions, causes of action, suits, damages, charges, losses and expenses (including reasonable attorneys’ fees) (“Claims”) arising out of or relating to NCPA’s performance under Section 1.03 of the Subcontract Agreement pursuant to Paragraph 1 above from and as of the date hereof.

(b)           Ventures shall and hereby agrees to indemnify and hold harmless CCRX and NCPA and their respective affiliated entities, predecessors, successors, assigns, officers, directors, managers, members, employees, independent consultants, attorneys, agents and representatives from and against all Claims arising out of or relating to Ventures’ performance under the Subcontract Agreement and Business Associate Agreement pursuant to Paragraph 2 above from and as of the date hereof.

(c)           CCRX shall and hereby agrees to indemnify and hold harmless NCPA and Ventures and their respective affiliated entities, predecessors, successors, assigns, officers, directors, shareholders, employees, independent consultants, attorneys, agents and representatives from and against all Claims arising out of or relating to CCRX’s performance (or non-performance) under the Subcontract Agreement and Business Associate Agreement prior to the date hereof.

(d)           NCPA, Ventures and CCRX shall and hereby agree to indemnify and hold harmless MHRX and its respective affiliated entities, predecessors, successors, assigns, officers, directors, shareholders, employees, independent consultants, attorneys, agents and representatives from and against all claims, losses, liabilities, costs, fees, arising from or relating to the assignment of the Subcontract Agreement contemplated herein.

4.             Governing Law. This Assignment Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to conflict of laws principles.

5.             Amendment. No amendment or modification of this Assignment Agreement shall be effective unless it is set forth in writing and signed by both parties to this Assignment Agreement.

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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6.             Counterparts. This Assignment Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.             Successors and Assigns. This Assignment Agreement shall be binding upon the parties hereto, and their respective successors and assigns.

IN WITNESS WHEREOF, this Assignment Agreement has been duly executed by the parties hereto as of the date first above written.

COMMUNITY CARE RX, L.L.C.

By:	/s/ Kurt A. Proctor
Name:	Kurt A. Proctor
Title:	Chief Operation Officer

COMMUNITY PHARMACY VENTURES, INC.

By:	/s/ Kurt A. Proctor
Name:	Kurt A. Proctor
Title:	President

NATIONAL COMMUNITY PHARMACISTS ASSOCIATION

By:	/s/ Bruce T. Roberts
Name:	Bruce T. Roberts
Title:	EVP & CEO

ACKNOWLEDGED AND AGREED:

MEMBERHEALTH, INC.

By:	/s/ Charles E. Hallberg
Name:	Charles E. Hallberg
Title:	President & CEO

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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